Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Exhibit 10.25

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Memorandum of Understanding

This Memorandum of Understanding (“MOU”), having an effective date of March 14, 2019 (“MOU Effective Date”), is by and among Caribou Biosciences, Inc., the University of Vienna, and The Regents of the University of California, and pertains to the Exclusive License Agreement, dated April 16, 2013, as amended by the Amendment Agreement and Amendment No. 2, of even date herewith, by and among the same parties (the “Cas9 Agreement”). Caribou Biosciences, Inc. is referred to as “LICENSEE” and the University of Vienna (“Vienna”) and The Regents of the University of California (“REGENTS”) are collectively referred to as “LICENSORS.” Capitalized terms not defined in this MOU shall have the meaning set forth in the Cas9 Agreement.

WHEREAS, LICENSEE and LICENSORS wish to clarify and verify their mutual understanding of certain rights and obligations set forth in the Cas9 Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valid consideration, the amount and sufficiency of which are hereby acknowledged, LICENSEE and LICENSORS agree as follows:

1.

For clarification, LICENSEE’s right to grant sublicenses to the Licensed Patent Rights to third parties as set forth in Section 3.2 of the Cas9 Agreement includes the right to grant sublicenses to the Licensed Patent Rights through multiple tiers, subject to any future Sublicensee agreeing to abide by the provisions set forth in Exhibit A attached hereto (“Applicable Provisions”) and subject to any future Sublicensee with the right to sublicense agreeing to include the Applicable Provisions in any future further sublicense.

2.

Commencing on the MOU Effective Date, any and all sublicenses granted thereafter by LICENSEE shall include the Applicable Provisions, and LICENSEE covenants that it will require any such future Sublicensees with the right to grant further sublicenses to include the Applicable Provisions in any further sublicenses. If LICENSEE fails to comply with its obligations in the preceding sentence, then LICENSEE will have [***] to cure this deficiency, after which time (i) LICENSEE will terminate the sublicense that does not include the Applicable Provisions or from which the further sublicense that does not include the Applicable Provisions depends, and (ii) the Sublicense or further sublicense that does not include the Applicable Provisions will be invalid. In addition, if LICENSEE fails to comply with its obligations in the first sentence of this Paragraph 2, LICENSEE will indemnify LICENSORS and Howard Hughes Medical Institute (“HHMI”) against any third-party claims caused by the absence of the Applicable Provisions in any future sublicenses and any future further sublicenses. The foregoing remedies are in addition to any other contractual or other legal and/or equitable remedies LICENSORS or HHMI may have arising out of the failure to include the Applicable Provisions in such future sublicenses or such future further sublicenses.

3.

To the extent that LICENSEE has failed to include the Applicable Provisions in existing sublicenses granted prior to the MOU Effective Date or has failed to ensure that such provisions were incorporated into existing further sublicenses granted prior to the MOU Effective Date, LICENSEE will indemnify LICENSORS and HHMI against any third-party claims caused by the absence of the required Applicable Provisions in existing sublicenses and/or existing further sublicenses. Additionally, to the extent that LICENSORS or HHMI can demonstrate actual damages arising other than from third-party claims and directly caused by LICENSEE’s failure to include Applicable Provisions in sublicenses or further sublicenses granted prior to the MOU Effective Date, LICENSEE will indemnify LICENSORS and HHMI in an amount up to [***] for each of REGENTS, Vienna, and HHMI. LICENSEE and LICENSORS agree to toll the applicable statute of limitation for such damages for a period of one (1) year solely for damages that could not reasonably have been discovered prior to the MOU Effective Date.

4.

For clarification and notwithstanding Section 3.2(i) of the Cas9 Agreement, except as provided in Paragraphs 7 and 8 of this MOU, the required obligations set forth in Article 5 (“Royalties, Equity and Fees”), Article 6 (“Reports and Payments”), and Article 7 (“Diligence”) of the Cas9 Agreement are applicable only to LICENSEE and not to any Sublicensee or further Sublicensee of a Sublicensee (“further Sublicensee”), except that:

a.

LICENSEE may discharge its obligations under Sections 5.1.4, 5.3.5, and/or 7.2, of the Cas9 Agreement through an Affiliate, a Sublicensee, or a further Sublicensee, provided that LICENSEE remains fully obligated for compliance with its obligations under those Sections and LICENSORS can exercise their contractual or other legal and equitable rights against LICENSEE if LICENSEE’s obligations under those Sections are not fulfilled by LICENSEE, an Affiliate, a Sublicensee, or a further Sublicensee;

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b.

LICENSEE will pay the milestone payments set forth in Section 5.1.4 of the Cas9 Agreement when that milestone is first achieved, regardless of whether LICENSEE, an Affiliate, a Sublicensee, or a further Sublicensee, achieves that milestone. Only one payment is payable per milestone listed in Section 5.1.4; and

c.	Section 5.1.9 and Section 5.1.3 of the Cas9 Agreement apply to LICENSEE and, to the extent applicable, to Sublicensees and further Sublicensees.

5.

Commencing on the MOU Effective Date and notwithstanding Section 3.2(iii) of the Cas9 Agreement, LICENSEE shall provide LICENSORS with a copy of any and all future sublicense agreements to the Licensed Patent Rights entered into by LICENSEE and any and all future further sublicense agreements entered into by a Sublicensee with the right to further sublicense within [***] days after execution, subject to the following: (1) LICENSEE (and its Sublicensee or further Sublicensee) may redact those portions of a sublicense or further sublicense agreement that do not relate to payments or other obligations due to LICENSORS (e.g., such redactions may include research collaborations, licensing of other intellectual property, payments by LICENSEE to a Sublicensee, and the like); and (2) LICENSORS shall have the right to have LICENSORS’ counsel review unredacted copies of any sublicenses or further sublicenses at either LICENSEE’S place of business or through online access; provided, however, that LICENSORS shall not have the right to copy, download, or print copies of the relevant unredacted sublicenses or further sublicenses and that LICENSORS agree to abide by the terms of any required confidentiality obligations under such sublicenses or further sublicenses. Furthermore, for any sublicense agreements to the Licensed Patent Rights that LICENSEE entered into prior to the MOU Effective Date that include the right to grant further sublicenses, LICENSEE will use good faith efforts to contact such Sublicensees and request copies of further sublicense agreements into which such Sublicensees have entered, as well as any future further sublicense agreements that such Sublicensee may enter into in the future if and when so executed, subject to conditions (1) and (2) above in this Paragraph 5.

6.

LICENSEE represents and warrants that, as of the MOU Effective Date, LICENSEE has only entered into one sublicense agreement to the Licensed Patent Rights in the human Therapeutic Field and/or the human Diagnostics Field as it pertains to companion diagnostics for products in the human Therapeutic Field: the License Agreement, dated July 16, 2014, as amended, by and between LICENSEE and Intellia Therapeutics, Inc. (“Intellia”), the successor in interest to Intellia, LLC (“Intellia Agreement”), which is exclusive in a defined field of human therapeutics/companion diagnostics and which has been provided to LICENSORS with certain of the exhibits redacted and to REGENTS’ outside counsel without redactions.

7.

LICENSEE covenants that, in the event LICENSEE enters into future sublicense agreements to the Licensed Patent Rights in the human Therapeutic Field and/or the human Diagnostics Field as it pertains to companion diagnostics for products in the human Therapeutic Field, LICENSEE shall pay REGENTS the royalties on Net Sales amounts set forth in Sections 5.1.1(a) and (b), respectively, of the Cas9 Agreement for Net Sales of such future Sublicensees and future further Sublicensees, unless and until LICENSEE and LICENSORS enter into a subsequent written amendment to the Cas9 Agreement by which LICENSORS expressly agree to decrease the amount of such royalty obligations in the entire human Therapeutic Field and/or human Diagnostics Field as it pertains to companion diagnostics for products in the human Therapeutic Field (which, unless expressly set forth in a written amendment to the Cas9 Agreement and agreed to by Intellia, shall remain subject to the royalty adjustments expressly set forth in the Cas9 Agreement including, but not limited to, those set forth in Sections 2.18, 4.2, 5.1.2, 5.1.3, 5.1.5, 5.1.8, and 5.1.9).

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8.	[***]

9.	[***]

10.	[***]. LICENSEE will pay REGENTS 50% [***] of the determined fair value under Section 5.3.1 [***] of the Cas9 Agreement, [***].

11.	Except as specified in this MOU and in Amendment No. 2 to the Cas9 Agreement, the terms of the Cas9 Agreement remain as stated therein and this MOU does not amend or modify those terms.

12.

HHMI is not a party to this MOU and has no liability to LICENSEE or any Sublicensee, but MIMI is an intended third-party beneficiary of, and has the right to enforce in its own name, the indemnifications and other protections explicitly for HHMI set forth in Paragraphs 2 and 3 of this MOU. This Paragraph 12 shall survive any termination or expiration of this MOU.

13.	This MOU may only be amended by a written instrument signed by an authorized representative or officer of each of LICENSEE and LICENSORS.

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IN WITNESS WHEREOF, the parties have caused this Memorandum of Understanding to be executed by their duly authorized officers or representatives as of the MOU Effective Date set forth above.

LICENSEE:

Caribou Biosciences, Inc.

By:	/s/ Barbara G. McClung
Name:	Barbara G. McClung
Title:	Chief Legal Officer

LICENSORS:

The University of Vienna		The Regents of the University of California

By:	/s/ Jean-Robert Tyran	By:	/s/ Charles F. Robinson

Name:	Jean-Robert Tyran	Name:	Charles F. Robinson

Title:	Vice-Rector	Title:	General Counsel/Vice President – Legal Affairs

Date:	March 14, 2019	Date:

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Exhibit A

Required Sublicense and Further Sublicense Language

A.	Required in all sublicense and further sublicense agreements:

“I” UC-Caribou License. The definition of [Licensed Patent Rights] and the license granted by [Caribou/Licensor/Sublicensor] to [Company] includes the PCT/US2013/032589 patent family exclusively licensed by The Regents of the University of California and the University of Vienna (collectively, “Caribou’s Licensors”) to Caribou Biosciences, Inc. under the Exclusive License Agreement, dated April 16, 2013, by and among Caribou Biosciences, Inc., the University of Vienna, and The Regents of the University of California (“Caribou-UC/UV License”), as amended.

“2” Copies of this Agreement to Caribou’s Licensors. Caribou is required to provide a confidential copy of this Agreement to Caribou’s Licensors. Caribou may redact those portions of this Agreement that do not relate to payments or other obligations due to Caribou’s Licensors; provided, however, that counsel for Caribou’s Licensors has the right to review unredacted copies of this Agreement at Caribou’s place of business or as otherwise mutually agreed upon. [Note: For sublicenses with a right to further sublicense, add the following additional sentences: “Caribou is also required to provide copies of any further sublicense agreements between [Company] and its sublicensees, or between such sublicensees and further sublicensees, that include the PCT/US2013/032589 patent family to Caribou’s Licensors. [Company] must provide Caribou with unredacted copies of any and all future sublicense agreements between [Company] and its sublicensees, and any and all future sublicense agreements between such sublicensees and further sublicensees, that include the PCT/US2013/032589 patent family. Caribou may redact those portions of such sublicense agreements that do not relate to payments or other obligations due to Caribou’s Licensors; provided, however, that counsel for Caribou’s Licensors has the right to review unredacted copies of such sublicense agreements at Caribou’s place of business or as otherwise mutually agreed upon.”]

“3” Indemnification of Caribou’s Licensors. [Company] shall indemnify, hold harmless, and defend (“Indemnify”) Caribou’s Licensors, the sponsors of the research that led to the PCTITS2013/032589 patent family, the inventors of the PCT/US2013/032589 patent family who assigned their rights to Caribou’s Licensors/Howard Hughes Medical Institute (“HHMI”), and their employers, and the officers, employees, and agents of any of the foregoing (collectively, the “Caribou’s Licensors Indemnitees”) against any and all losses, damages, costs, fees, and expenses resulting from any claims or suits, including for product liability, brought by any third party arising out of the sublicense to the PCT/US2013/032589 patent family; except to the extent such losses, damages, costs, fees, and expenses result from Caribou’s Licensors’ gross negligence or willful misconduct or any breach of its representations and warranties to Caribou under the Caribou-UC/UV License. If one or both of Caribou’s Licensors, in their sole discretion, believe that there will be a conflict of interest or they will not otherwise be adequately represented by counsel chosen by [Company] to defend them in accordance with this Section [ ], then the one or both of Caribou’s Licensors may retain counsel of their choice to represent them at their own expense.

“4” Indemnification of HHMI. [Company] shall Indemnify (by counsel acceptable to HHMI) HHMI and its trustees, officers, employees, and agents (collectively, “HHMI. Indemnitees”) from and against any liability, cost, expense, damage, deficiency, loss, or obligation of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) based upon, arising out of, or otherwise relating to any third-party claim (collectively, “Claims”) based upon, arising out of, or otherwise relating to the sublicense to the PCT/US2013/032589 patent family, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. If HHMI, in its sole discretion, believes there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by [Company] to defend the HHMI Indemnitees in accordance with this Section [ ], then HHMI may retain counsel of its choice to represent HHMI. [Note: For B. below, add as a final sentence: For clarity, acts conducted under the HHMI retained rights and licenses set forth in Section [] are not subject to the indemnification obligations of [Company] to HHMI.]

“5” HHMI Policy; HHMI as Third-Party Beneficiary. The Caribou-UC/UV License is subject to the Howard Hughes Medical Institute (HHMI) statement policy on sharing research materials, data, and software (see

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tittps://www.hilmi.oraiabout/policies). HHMI is not a party to this Agreement and has no liability to [Company] or any user of anything covered by this Agreement [Note: For sublicenses with a right to further sublicense, add “, any sublicensee,” after [Company] in this sentence] , but HHMI is an intended third-party beneficiary of this Agreement, and certain of the provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

“6” Name and Trademarks. Nothing in this Agreement will be construed as conferring any right to use in advertising, publicity, or other promotional activities, any name, trademark, or Tradename of Caribou’s Licensors.

“7” Termination of Caribou-UC/UV License. In the event that the Caribou-UC/UV License is terminated for any reason and [Company] is in compliance with this Agreement, Caribou’s Licensors are under an obligation to enter into a direct license to the PCT/US2013/032589 patent family with [Company] having the same financial terms that Caribou’s Licensors would have received under this Agreement; provided, however, that Caribou’s Licensors shall not be bound to perform any duties or obligations that extend beyond the duties and obligations existing under the Caribou-UC/UV License. In such event, this Agreement shall remain in full force and effect but the PCT/US2013/032589 patent family shall be removed from the definition of Licensed Patent Rights and the obligations set forth in Sections “1” through “6” above [and other relevant sections below] of this Agreement shall cease. [Note: Delete this last sentence if the Agreement is solely a license to the PCT/US2013/032589 patent family, without any other licenses to intellectual property, research collaborations, cross-licenses, etc.]

Note: “3,” “4,” and “5” above to be included in survival clause.

B.	Required in all EXCLUSIVE sublicense and further sublicense agreements, regardless of Licensed Field of Use:

All rights granted by [Caribou] to [Company] in the PCT, S2013/032589 patent family are subject to the reservation of educational and research rights by Caribou’s Licensors, its faculty, employees, and students and to the right of Caribou’s Licensors to allow other educational and non-profit institutions to make and use the PCT/US2013/032589 patent family inventions for educational and research purposes; and are subject to a paid-up, non-exclusive, irrevocable license reserved by HHMI to make and use the PCT/US2013:032589 patent family inventions for its research purposes.

Note: Add bracketed language in “4” above.

C.	In addition to B. above, required in all EXCLUSIVE sublicense and further sublicense agreements in the human Diagnostics Field or the human Therapeutic Field:

All rights granted by [Caribou/Sublicensee] to [Company] are also subject to Caribou’s Licensors’ right to license the PCT/US2013/032589 patent family to any third party solely for research and development purposes having the express purposes of developing products covered by the PCT/US2013/032589 patent family for use solely for protection from, treatment of, or diagnosis of certain neglected diseases [insert Appendix 2 list of Neglected Diseases] by any nonprofit organization or other third party for sale solely in an economically disadvantaged country included on the “Last Developed” countries list established by the United Nations Conference on Trade and Development (but excluding China and India).

D.

Add for licenses to inventions only disclosed in the fourth U.S. provisional (USSN 61/765,576, filed February 15, 2013) (named inventors received federal funding) and not disclosed in May 25 2012; USSN 61/716,256, filed October 19, 2012; and USSN 61/757,640) to which the PCT/US2013/032589 patent family claims priority:

(a) The Caribou-UC/UV License may be subject to the requirements of 35 U.S.C. 200 et seq., as amended, and implementing regulations and policies, as well as the National Institutes of Health “Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources,” set forth in 64 F.R. 72090 (December 23, 1999).

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(b) To the extent required under applicable laws of the United States, any and all [Licensed Products] made, have made, used, sold, or offered for sale in the United States or imported into the United States shall be manufactured substantially in the United States, subject to any applicable waiver obtained by or on behalf of Caribou or Caribou’s Licensors.

(c) To the extent required by law, [Company] will only collect royalties on sales to, or for use by, the United States Government in an amount of     %. [Note: To be allocated by Caribou; in the event where [Licensed Patent Rights] only includes the PCT/US2013/032589 patent family, such amount shall be zero percent (0%)]

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Exhibit B

[***]